Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated September 7, 2011, with respect to the combined balance sheet of The Maverick Companies as of December 31, 2010, and the related combined statements of operations, members’ capital, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Dallas, Texas
September 7, 2011